News Release	Contact:

For Immediate Release	Anna Austin, EVP, Corporate Communications (314) 523-8354

Ian Chadsey, Manager, Investor Relations

(905) 238-3904

Email: investor.relations@tlcvision.com

TLCVision Expands Market Lead with Acquisition

of Philadelphia based Kremer Laser Eye

St. Louis, Missouri, July 11, 2005: TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company, announced today that it has acquired a majority interest in the assets of Kremer Laser Eye (“Kremer”).

• Kremer is a leading refractive and cataract surgery business in the fourth largest market for vision correction in the U.S.
• This acquisition marks a major geographic coverage expansion for TLCVision, already the market leader.
• The acquisition is expected to be accretive and boost TLCVision’s annual EPS by $0.03 and annual net revenues by 7%.

For over 20 years, Kremer Laser Eye has been a leading integrated eye care business in the Philadelphia market area. Their services include refractive, cataract and glaucoma surgery. TLCVision will command a leading position, as it adds Kremer to current successful operations in the market, both with strong optometric networks, highly experienced surgeons and technology leadership. With offices in the states of Pennsylvania, New Jersey and Delaware, Kremer Laser Eye includes:

• 3 Laser Vision Correction Centers
• 1 Certified Ambulatory Surgery Center (ASC)
• 7,500 Refractive Procedures/Year
• 1,500 Cataract Procedures/Year

“This acquisition is an important strategic step for us,” commented TLCVision’s President and CEO, Jim Wachtman. “By partnering with the surgeons at Kremer Laser Eye, we are able to expand our presence across both of our core businesses, refractive and cataract surgery, in one of the largest populated markets in the U.S. Our combined organization is very well positioned to grow its existing market share by leveraging multiple facilities and offerings with our affiliated optometrists.”

For the 12 months ended 2004, Kremer Laser Eye generated over $19 million in net revenues. The acquisition is expected to add $0.03 in EPS and boost net revenues by 7%, both on an annualized basis. The net purchase price for the 82% interest was $24.3 million in cash plus the assumption of certain liabilities, subject to closing adjustments.

“Kremer Laser Eye could not have found a better partner in TLCVision, “ said Kremer Laser Eye founder, Dr. Frederic Kremer. “They have successfully supported their optometric co-management model throughout their history, which has always been a cornerstone of our business. TLCVision has the reputation as the national leader, and that will help us to support the strong, premium quality brand that we have spent the past 20 years building for Kremer Laser Eye.”

After the transaction, TLCVision will have an 82% ownership in Kremer, with the remaining 18% interest to be retained by the four active Kremer surgeons who will remain with the business going forward: Michael A. Aronsky, M.D., Carol J. Hoffman, M.D., George R. Pronesti, M.D., and Anthony C. Zacchei, M.D. Frederic B. Kremer, M.D., who has served as managing partner, will be retiring. As a well recognized brand in the vision correction industry, the Kremer name will remain with the business.

A.G. Edwards acted as the financial advisor to TLCVision in connection with the transaction.

Conference Call Invitation

TLCVision is pleased to invite all interested parties to participate in a conference call during which this acquisition will be discussed. The call will be held today, July 11, at 4:30 PM Eastern Time at 1-800-428-5596. The call will also be broadcast live and archived on the Company’s web site at www.tlcv.com under the “Webcasts” link in the Investor Relations section. In addition, the live web cast will be available at various other popular portals and financial web sites.

About TLCVision

TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality care. We maintain leading positions in Refractive, Cataract and Optometric Services markets, plus the AMD market through our significant ownership in OccuLogix, Inc (NASDAQ: RHEO, TSX: RHE). The key drivers of TLCVision‘s strategy are our affiliated network of over 13,000 eye doctors, proven corporate and consumer marketing and education programs, and access to state of the art clinical technologies. We are supported by strong financial performance, a culture of operational excellence and an experienced management team.. The Company’s common shares trade on the NASDAQ National Market under the symbol ‘TLCV’ and on the Toronto Stock Exchange under the symbol ‘TLC’. More information about the Company can be found on the TLCVision web site at www.tlcv.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which statements can be identified by the use of forward looking terminology, such as “may”, “will”, “expect”, ”intend”, “anticipate”, “estimate”, “predict”, “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including the timing of expenditures, effects of competition, changes to pricing, acquisitions and expansion opportunities, any of which could cause actual results to vary materially from current results or TLCVision’s anticipated future results. See the Company’s reports filed with the Canadian Securities Regulators and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward looking statements. TLCVision assumes no obligation to update the information contained in this press release.